Exhibit 23.5

October 3, 2017

Board of Directors

Home Bancorp, Inc.

503 Kaliste Saloom Road

Lafayette, LA 70508

Members of the Board:

BSP Securities, LLC (“BSP”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of Home Bancorp, Inc. and dated August 22, 2017, in the Joint Proxy Statement/Prospectus of Home Bancorp, Inc. which forms the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus. BSP further consents to the attachment of the Opinion Letter as Annex B of the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ BSP Securities, LLC

3290 Northside Parkway NW / Suite 800 / Atlanta, GA 30327    (404) 848-1571 (phone)